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                                                                     EXHIBIT 5.1



              [LETTERHEAD OF MORRISON & FOERSTER LLP APPEARS HERE]


                                October 22, 1996


Stillwater Mining Company
536 East Pike Avenue
Columbus, Montana  59019

         Re: Sale of up to 9,525,071 Shares of Common Stock on Registration Statement on Form S-3

Ladies and Gentlemen:

         Stillwater Mining Company, a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a registration statement on Form S-3 (No. 333-12419), as amended by Amendment No. 1 thereto (the "Registration Statement"), which relates to the public offering by the Selling Security Holders (as defined in the Registration Statement) of up to 9,525,071 shares of common stock, par value $.01 per share of the Company (the "Shares"). In such connection, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of certain corporate records and proceedings of the Company, including actions taken by the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when issued and sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus that is a part of the Registration Statement under the caption "Legal Matters."

                                        Very truly yours,


                                        /s/ Morrison & Foerster LLP

                                        Morrison & Foerster LLP